EXHIBIT 3.1

                                    RESTATED
                        CERTIFICATE OF INCORPORATION OF
                         iBEAM BROADCASTING CORPORATION

                    (Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware)

      iBEAM Broadcasting Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

      DOES HEREBY CERTIFY:

      FIRST: That the name of this corporation is iBEAM Broadcasting Corporation and that this corporation was originally incorporated pursuant to the General Corporation Law on March 20, 1998 under the name Bowles, Inc.

      SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

      The name of this corporation is iBEAM Broadcasting Corporation.

                                   ARTICLE II

      The address of this corporation's registered office in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of the corporation's registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

      This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is Four Hundred Twenty-Three Million One Hundred Thousand (423,100,000) shares. Four Hundred Thirteen Million One Hundred Thousand


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(413,100,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock, each with a par value of $0.0001 per share.

      The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

      The authority of the Board with respect to each series shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of this Corporation and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative or participating rights, preferences and limitations of that series.

                                   ARTICLE V

      Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

                                   ARTICLE VI

      The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

      The number of directors which will constitute the whole Board of Directors of this Corporation shall be as designated in the Bylaws of this Corporation. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Filing Date"), the directors shall be divided into three classes, with the term of office of the first class, which class shall initially consist of two (2) directors, to expire at the first annual meeting of stockholders held after the Filing Date; the term of office of the second class, which class shall initially consist of two (2) directors, to expire at the second annual meeting of stockholders held after the Filing Date; the term of office of the third class, which class shall initially consist of two (2) directors, to expire at the third annual meeting of stockholders held after the Filing Date; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders held after such election.


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

      Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors voting together as a single class; or
(ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

      In the event of an increase in the authorized number of directors, the newly created directorship shall be assigned to one of the above-referenced classes in accordance with resolutions adopted by the board of directors. No decrease in the authorized number of directors shall have the effect of shortening the term of any incumbent director.

                                  ARTICLE VII

      Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

                                  ARTICLE VIII

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

                                   ARTICLE IX

      Stockholders of this Corporation may not take action by written consent in lieu of a meeting.

                                   ARTICLE X

      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation or any subsidiary of the Corporation shall not be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

      The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil,


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administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

      Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE XI

      This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XII

      This Corporation is to have a perpetual existence.

                                  ARTICLE XIII

      Stockholders shall not be entitled to cumulative voting rights for election of directors.

                                  ARTICLE XIV

      Advance written notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                     * * *

      THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the General Corporation Law.

      FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the Vice President and General Counsel of this corporation on this 22nd day of May, 2000.


                             /s/ Dan Sroka
                             ---------------------------------------------
                             Dan Sroka, Vice President and General Counsel


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